EXHIBIT 2.1(B)

                         AMENDMENT TO MERGER AGREEMENT

            THIS AMENDMENT TO MERGER AGREEMENT (the "Amendment") is executed effective as of the 25th day of September 1998, by and among INNOVATIVE VALVE TECHNOLOGIES, INC., a Delaware corporation ("Invatec"), PLANT MAINTENANCE, INC., a Delaware corporation and successor-by-merger to Plant Acquisition, Inc. and Plant Maintenance, Inc., WILLIAM D. DENSON, an individual residing in Oklahoma, DARRELL G. SALLEE, an individual residing in Oklahoma, and JOHN P. JORDEN, JR., an individual residing in Texas. All defined terms contained herein shall have the same meanings as contained in that certain Merger Agreement dated effective June 29, 1998, executed by Invatec, Plant Acquisition, Inc., Plant Maintenance, Inc., Mr. Denson, Mr. Sallee and Mr. Jorden (the "Merger Agreement"), except as otherwise specifically indicated herein.

            WHEREAS, each of the parties has determined that it is in his or its best interest to modify the terms of the Merger Agreement with respect to the post-closing adjustment to the value of the Invatec Common Stock, as hereinafter set forth;

            NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

            i. Subparagraph 6(C) of the Merger Agreement is hereby deleted in its entirety, and substituted therefor is the following:

                  (C) SHARES OF INVATEC COMMON STOCK NOT SOLD WITHIN TWELVE
            MONTHS. If the Current Market Price as of the Subsequent Measurement Date is less than the Agreed Closing Value of Invatec Stock, then Invatec will pay each Stockholder for each share of Invatec Common Stock issued to such Stockholder as part of the Acquisition Consideration (after giving effect to any adjustment pursuant to PARAGRAPH 5) which is still owned by the Stockholder as of the Subsequent Measurement Date, the amount by which the Agreed Closing Value of Invatec Stock exceeds the greater of (a) the Current Market Price as of the Subsequent Measurement Date or (b) Two and 50/100 Dollars ($2.50). The Parties acknowledge and agree that the foregoing calculation cannot result in a payment to Stockholders greater than Six and 85/100 Dollars ($6.85) per share of Invatec Common Stock. The payment, if any, to be made by Invatec pursuant to this PARAGRAPH 6, may be made by Invatec, at Invatec's option, either in cash, or by issuing to each Stockholder Invatec Common Stock at a per share price equal to the Current Market Price as of the Subsequent Measurement Date.

            ii. The parties hereby acknowledge and agree that the closing price of the Invatec Common Stock as of September 24, 1998, was Three and 25/100 ($3.25) per share.

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            iii. All other terms, conditions and covenants contained in the
Merger Agreement shall remain in full force and effect except as expressly amended herein. The parties hereby authorize, adopt, ratify, confirm and approve the Acquisition on the terms and conditions set forth in the Merger Agreement, except as the same are expressly amended hereby.

            iv. Each of the undersigned representatives of each party hereto represents and warrants that his signature constitutes the valid and binding act of such party, and that he has been duly authorized, empowered and directed to execute and deliver this Amendment.

            v. This Amendment embodies the entire agreement and understanding among the parties relating to the subject matter hereof, and supersedes all prior proposals, negotiations, agreements, commitments and understandings relating to such subject matter. There are no unwritten agreements among the parties. This Amendment, when executed by the parties hereto, shall be binding upon and inure to the benefit of the parties hereto, and their respective personal representatives, successors and assigns.

            vi. This Amendment may be executed simultaneously in a number of identical counterparts, each of which shall be an original and all of which together shall constitute but one and the same instrument. Facsimile signatures shall be treated as original signatures for all purposes relating to this Amendment.

            IN WITNESS WHEREOF, this Amendment has been executed and delivered to be effective as of the date first set forth above.

                                        INNOVATIVE VALVE
                                        TECHNOLOGIES, INC.

                                        By: _________________________________
                                              John L. King
                                              Vice President

                                        PLANT MAINTENANCE, INC.

                                        By: _________________________________
                                             John L.King
                                             Vice President

                                        _____________________________________
                                        WILLIAM D. DENSON

                                        _____________________________________
                                        DARRELL G. SALLEE

                                        _____________________________________
                                        JOHN P. JORDEN, JR.

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